Exhibit 99.1

Bruce Nolop Joins OnDeck Board of Directors

NEW YORK, Feb. 1, 2016 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, announced today that it has added Bruce P. Nolop to its Board of Directors. OnDeck also announced today that J. Sanford (Sandy) Miller will not stand for re-election to the Board at the Company’s 2016 Annual Meeting of Stockholders in May. Miller will remain on the Board until his term expires at the 2016 Annual Meeting. Having just added a new Board member, OnDeck has no immediate plans to replace Miller.

“We are delighted to have Bruce Nolop join OnDeck’s Board of Directors,” said Noah Breslow, Chief Executive Officer, OnDeck. “We look forward to benefiting from Bruce’s deep financial, technology and executive management experience as we build on our leadership in serving the crucial financing needs of small businesses.”

Nolop currently holds board positions with Marsh & McLennan Companies, Inc., a global professional services firm; TEGNA Inc., a broadcast and digital company; and CLS Group, a specialist financial institution that deals with the foreign exchange market. Nolop is a published author and a Wall Street Journal expert panelist. He graduated summa cum laude from the University of South Dakota with a Bachelors of Arts in political science. He also holds a Juris Doctor degree from Stanford Law School and a Masters of Business Administration degree from the Stanford Graduate School of Business.

Nolop retired from E*TRADE in 2011 after serving as the company’s Chief Financial Officer from 2008 through 2010. While at E*TRADE, he was responsible for worldwide financial activities, corporate development, investor relations, corporate communications, procurement and real estate. Prior to E*TRADE, Nolop served as executive vice president and chief financial officer for Pitney Bowes. He has also held investment banking positions with Goldman Sachs, Morgan Stanley and Wasserstein Perella.

“OnDeck is fundamentally changing how small businesses access capital, and I am extremely excited to join their Board and help them achieve their mission,” said Nolop. “Since its founding, OnDeck has seen significant financial and customer growth. They have built a strong financial foundation and I am confident that my experience leading large financial and technology driven organizations will help the Company continue that growth and build on its position as the leader in online lending for small business.”

Nolop’s appointment as a director will expire at the 2016 Annual Meeting in May, when he will be eligible for re-election by OnDeck’s stockholders.

Sandy Miller advised the Company that he will not stand for re-election at the 2016 Annual Meeting. He will continue to serve as a director until the expiration of his term in May 2016.

“Sandy is a veteran venture capitalist and Board member, and has played a vital role on our Board during a crucial time in our growth and development, both before and after our IPO,” said Noah Breslow. “His guidance, insight and counsel have been invaluable to the Company. I want to thank him for his service and his dedication to OnDeck’s mission.”

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the Company has powered Main Street’s growth through advanced lending technology and a constant dedication to customer service. OnDeck’s proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry’s widest range of term loans and lines of credit. To date, the Company has deployed over $3 billion to more than 45,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website www.businessloans.com. For more information, please visit www.ondeck.com.

Media Contact:
Jill Fisk
FleishmanHillard
jill.fisk@fleishman.com
617-692-0529

Exhibit 99.1

Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com

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